Exhibit 2.2

 EXECUTION VERSION

AMENDMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT, dated as of the 21st day of January, 2010, is made by and among BLACKBIRD CORPORATION, a Florida corporation (“Blackbird”); MR. PREPAID, INC., a Florida corporation (“Mr. Prepaid”); RAPID LINK, INCORPORATED, a Delaware corporation (“Rapid Link”); the principal Blackbird stockholders identified on the signature page hereto (the “Principal Blackbird Stockholders”); and the principal Rapid Link stockholders identified on the signature page hereto (the “Principal Rapid Link Stockholders”).  Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings assigned to them in the Original Agreement (defined below).

RECITALS

WHEREAS, the parties entered into that certain Share Exchange Agreement, dated as of October 13, 2009 (the “Original Agreement”), pursuant to which, among other things,  Rapid Link agreed to acquire  all Blackbird Capital Stock in exchange for an aggregate of 520,000,000 shares of Rapid Link Common Stock, representing 80% of the outstanding Rapid Link Common Stock giving effect to such issuance and the transactions contemplated by the Original Agreement, all upon the terms and conditions set forth in the Original Agreement; and

WHEREAS, the parties wish to amend the Original Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Definitions.

(a) The definitions of the terms “Closing,” “Laurus,” “Laurus Assumed Debt,” and “Trident” as set forth in Schedule 1.1 to the Original Agreement are hereby deleted in their entirety.

(b) Schedule 1.1 to the Original Agreement is amended to add the following defined terms:

“Agent” means LV Administrative Services, Inc., as administrative and collateral agent for the Laurus Creditors.

“Closing” means the closing of the Share Exchange transaction.

“Laurus” means Laurus Master Fund, Ltd.

“Laurus Creditors” means each of Valens Offshore SPV II, Corp., Valens U.S. SPVI, LLC, Laurus Master Fund, Ltd. (In Liquidation) and Agent.

“Mr. Prepaid” means Mr. Prepaid, Inc., a Florida corporation and wholly-owned subsidiary of Blackbird.

“Mr. Prepaid Capital Stock” means the shares of Mr. Prepaid common stock, par value $.01 per share.

“New Rapid Link” has the meaning set forth in Section 1.5(b) hereof.

“Rapid Link Debt” has the meaning set forth in Section 5.6 hereof.

“Subsequent Closing” has the meaning set forth in Section 1.5 hereof.

“Subsequent Closing Date” means the date on which the Subsequent Closing occurs.

“Trident” has the meaning set forth in Section 5.9 hereof.

“Yak America” means Yak America Inc., a Florida corporation and wholly-owned subsidiary of Blackbird.

“Yak Capital Stock” means the shares of Yak America common stock, par value $.01 per share.

2. Additional Amendments to Article I of the Original Agreement.  Sections 1.2 through 1.6 of the Original Agreement are hereby deleted in their entirety and replaced with the following:

1.2 Basic Transaction.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Rapid Link shall acquire all of the issued and outstanding shares of Mr. Prepaid Capital Stock in exchange for the amount of shares of Rapid Link Preferred Stock described herein, and Mr. Prepaid will become a wholly-owned subsidiary of Rapid Link (the “Share Exchange”).  In addition, on the terms and subject to the conditions set forth in this Agreement, at the Subsequent Closing Blackbird will also deliver all of the issued and outstanding shares of Yak Capital Stock and the capital stock of any other Blackbird Subsidiary to Rapid Link and the Telenational Assets will be transferred to a wholly-owned Affiliate of Rapid Link in accordance with the Article 9 Sale for the assumption by such transferee of $1.85 million of indebtedness to the Laurus Creditors to be secured by such Telenational Assets.

1.3 Exchange of Shares.

(a) At the Closing, Rapid Link will cause to be issued and held for delivery to Blackbird, stock certificates representing an aggregate of 10,000,000 shares of Rapid Link Preferred Stock, convertible into 520,000,000 shares of Rapid Link Common Stock (and having the other rights and preferences set forth in the Certificate of Designation of the Rapid Link Preferred Stock in the form of Exhibit D hereto), representing 80% of the voting control of Rapid Link giving effect to such issuance and the transactions contemplated hereby in exchange for all of the issued and outstanding shares of Mr. Prepaid Capital Stock, which shares will be delivered by Blackbird to Rapid Link at the Closing.

(b) The shares of Rapid Link Preferred Stock to be issued pursuant to paragraph (a) of this Section 1.3 will be authorized, but theretofore unissued, shares of Rapid Link Preferred Stock, and will be issued to Blackbird or as directed thereby as set forth in Schedule 1.3(b) hereto.

(c) All shares of Rapid Link Preferred Stock to be issued pursuant hereto shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and Blackbird will represent in writing that it is acquiring such shares for investment purposes only; provided, however, that Blackbird may distribute such shares to the Blackbird Stockholders pursuant to one or more exemptions from the registration requirements of the Securities Act following the earlier of the Subsequent Closing or the termination of this Agreement in accordance with the terms hereof.  All shares of Rapid Link Preferred Stock to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.  Certificates representing the shares of Rapid Link Preferred Stock to be issued hereunder shall bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF RAPID LINK.

1.4 Rights to Acquire Rapid Link Common Stock.

(a) Subject to paragraph (c) below, on or prior to the Closing Date, Rapid Link shall use its commercially reasonable efforts to terminate and cancel all outstanding Derivative Securities including, without limitation, any such Derivative Securities or other derivatives held by any of the following: (i) the Principal Rapid Link Stockholders, (ii) all employees of Rapid Link and its subsidiaries, and (iii) any other lender of Rapid Link except for such equity securities set forth in Schedule 1.4.   From and after the Closing Date, other than as expressly set forth in this Section 1.4, no holder of any Derivative Securities shall have any rights in respect thereof.

(b) Rapid Link shall take all actions prior to or as of the Closing Date that are necessary to the effect that any plan, program or arrangement with any current or former employee, officer, director or consultant providing for the issuance or grant of any interest in respect of the capital stock of Rapid Link shall terminate as of the Closing Date. Rapid Link shall exercise commercially reasonable efforts to ensure that following the Closing Date no current or former employee, officer, director or consultant shall have any option to acquire any Rapid Link Common Stock or any other equity interest in Rapid Link under any plan, program or arrangement maintained by Rapid Link.   Notwithstanding the foregoing, the outstanding Telenational employee stock options will automatically expire upon the transfer of the Telenational capital stock to New Rapid Link as provided in Section 1.5(b), below.

(c) Notwithstanding the foregoing, the Derivative Securities listed on Schedule 1.4 shall remain outstanding subject to the respective terms and conditions of the instruments governing such Derivative Securities, as may be modified hereby.

1.5 Transfer of Certain Telenational Assets and Liabilities.

(a) All assets of Telenational necessary to conduct the Core Business (the “Telenational Assets”) along with the Telenational Liabilities (as hereafter defined) shall be sold to a wholly-owned Affiliate of Rapid Link at a closing subsequent to the Closing on terms reasonably acceptable to the Agent (the “Subsequent Closing”).  Attached as Schedule 1.5 hereto, is a list of the Telenational Assets and the liabilities of Telenational (“Telenational Liabilities”) to be transferred at the Subsequent Closing.  Such Telenational Liabilities shall include the indebtedness due to the Laurus Creditors as described in Section 7.1(i) hereof.  No other liabilities or obligations of Telenational shall be assumed by any Affiliates of Rapid Link.  The transfer of the Telenational Assets shall be accomplished through a private or public sale by the Agent under Article 9 of the Uniform Commercial Code (the “Article 9 Sale”).  If the Article 9 Sale is a public sale, then the Telenational Assets and Telenational Liabilities shall be sold to the highest bidder at such sale.  At the Subsequent Closing, all of the issued and outstanding shares of Yak America Capital Stock and the capital stock of any other Blackbird Subsidiary will be delivered by Blackbird to Rapid Link.

(b) Prior to the Closing Date, the outstanding capital stock of Telenational and One Ring shall be transferred from Rapid Link to a third party (“New Rapid Link”), controlled by Principal Rapid Link Stockholder John A. Jenkins or another third party designee, without recourse or liability to Rapid Link, and Telenational and One Ring shall no longer be Subsidiaries of Rapid Link.  Such transfer of the outstanding capital stock of Telenational and One Ring shall be pursuant to documentation reasonably acceptable to Blackbird including, without limitation, an agreement by Telenational to indemnify and hold Rapid Link harmless from any claims or demands made against Rapid Link or any of its Affiliates arising from or relating to any liability, debt or other obligation of either Telenational or Rapid Link, as the case may be, which such indemnification obligations shall be unsecured and subordinated in favor of the Laurus Creditors.  Principal Rapid Link Stockholder John A. Jenkins shall cause Telenational to enter into such indemnification agreement.

1.6 Closings; Closing Deliveries.

(a) Closing.  Unless this Agreement has been terminated pursuant to Section 7.1 hereof, the Closing shall occur at the offices of Carlton Fields, P.A., Miami, Florida (or at such other place as the parties may mutually agree).  The Closing shall occur as soon as possible after the conditions set forth in Articles 5 and 6 have been satisfied or waived, but no earlier than two Business Days following the filing by Rapid Link with the SEC of the Annual Report referenced in Section 5.21, below, on such date as the parties may mutually determine (the “Closing Date”).

(b) Blackbird Closing Deliveries.  At the Closing, Blackbird shall deliver, or cause to be delivered, to Rapid Link the following items:

(i) Blackbird will deliver to Rapid Link stock certificates or other documentation representing all of the issued and outstanding shares of Mr. Prepaid Capital Stock, duly endorsed, so as to make Rapid Link the holder thereof;

(ii) Blackbird will deliver the documents required by the Agent to perfect its security interest in the assets of Mr. Prepaid; and

(iii) The documents and instruments required to be delivered by Blackbird under Section 4.9 and Article 6 hereof.

(c) Rapid Link’s Closing Deliveries.  At the Closing, Rapid Link shall deliver, or cause to be delivered, to Rapid Link the following items:

(i) Rapid Link will deliver to, or at the direction of, Blackbird, in accordance with Schedule 1.3(b) hereof, stock certificates representing an aggregate of 10,000,000 shares of Rapid Link Preferred Stock, which certificates will bear a standard restrictive legend in the form set forth in Section 1.3(c) above and which shares shall represent 80% of the voting control of Rapid Link giving effect to the transactions contemplated hereby; and

(ii) The documents and instruments required to be delivered by Rapid Link under Sections 4.8 and 4.9 and Article 5, below.

(d) Subsequent Closing.  Unless this Agreement has been terminated pursuant to Section 7.1 hereof, the Subsequent Closing shall occur at the offices of Carlton Fields, P.A., Miami, Florida (or at such other place as the parties may mutually agree), on such date as soon as possible after the conditions subsequent set forth in Article 7 have been satisfied or waived, but no later than June 30, 2010, on such date as the parties may mutually determine (the “Subsequent Closing Date”).

(e) Blackbird Subsequent Closing Deliveries.  At the Subsequent Closing, Blackbird shall deliver, or cause to be delivered, to Rapid Link the following items:

(i) The stock certificates or other documentation representing all of the issued and outstanding shares of Yak America Capital Stock, duly endorsed, so as to make Rapid Link the holder thereof;

(ii) A duly executed assumption agreement dated the Subsequent Closing Date and in form and substance reasonably satisfactory to counsel to Rapid Link and the Agent, as is reasonably necessary to transfer to Blackbird (or Rapid Link or an Affiliate thereof) all of Telenational’s obligations under the Telenational Liabilities; and

(iii) The documents and instruments required to be delivered by Blackbird under Article 7 hereof.

(f) Additional Subsequent Closing Deliveries.  At the Subsequent Closing, the following items shall be delivered to Blackbird (or  Rapid Link or an Affiliate thereof):

(i) The Agent shall deliver, or cause to be delivered, a duly executed bill of sale and such other executed assignments or conveyance documents, each dated the Subsequent Closing Date and in form and substance reasonably satisfactory to counsel to Blackbird and the Agent, as are reasonably necessary to transfer to Blackbird (or Rapid Link or an Affiliate thereof) all of Telenational’s right, title and interest in, to and under the Telenational Assets, subject to the security interest therein in favor of the Agent; and

(ii) The Principal Rapid Link Stockholders shall deliver, or cause to be delivered, the documents and instruments required to be delivered under Article 7, below.

(g) Further Assurances.  At the Closing and the Subsequent Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date and the Subsequent Closing Date, respectively.

3. Amendment to Preamble of Article 3.  The preamble of Article 3 is hereby amended with the following sentence added at the end of the preamble:

Blackbird makes the following representations and warranties regarding Mr. Prepaid and Yak America, to the extent applicable, to Rapid Link and the Principal Rapid Link Stockholders, which representations and warranties shall be true and correct as of the date hereof up to and through (a) the Closing Date with respect to representations and warranties relating to Mr. Prepaid and (b) the Subsequent Closing Date with respect to representations and warranties relating to Yak America:

4. Amendment to Section 3.1 of the Original Agreement.  The following provisions are hereby added at the end of Section 3.1 of the Original Agreement:

Each Subsidiary of Blackbird is a corporation duly organized under the state of its organization, is validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

5. Amendment to Section 3.4 of the Original Agreement.  The following provisions are hereby added as new subsections of Section 3.4 of the Original Agreement:

(c) The authorized capital stock of Mr. Prepaid consists of 10,000 shares of common stock, $.01 par value per share. As of the date hereof, 1,000 shares of Mr. Prepaid common stock are issued and outstanding. Except as set forth above, no shares of capital stock or other securities of Mr. Prepaid are issued, reserved for issuance or outstanding.  There are no outstanding stock appreciation rights linked to the price of Mr. Prepaid Capital Stock. All outstanding shares of Mr. Prepaid common stock are, and all such shares that may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Laws, Mr. Prepaid’s articles of incorporation or bylaws or any contract to which Mr. Prepaid is a party or otherwise bound.  Blackbird is the sole record and beneficial owner of all issued and outstanding shares of Mr. Prepaid Capital Stock.

(d) Schedule 3.4(d) sets forth a true and complete list of the outstanding Derivative Securities of Mr. Prepaid together with the number of shares of Mr. Prepaid Common Stock subject thereto and the exercise price thereof.  Except as set forth in Schedule 3.4(d), there is no outstanding Voting Debt of Mr. Prepaid. Except as set forth above or in Schedule 3.4(d), as of the date of this Agreement, there are no Derivative Securities of any kind to which Mr. Prepaid or any Subsidiary thereof is a party or by which any of them is bound (i) obligating Mr. Prepaid or any Subsidiary thereof to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Mr. Prepaid or of any Subsidiary thereof or any Voting Debt, (ii) obligating Mr. Prepaid or any Subsidiary thereof to issue, grant, extend or enter into any such Derivative Security or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Mr. Prepaid capital stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Mr. Prepaid or any Subsidiary thereof to repurchase, redeem or otherwise acquire any shares of capital stock of Mr. Prepaid or any Subsidiary thereof.

(e) The authorized capital stock of Yak America consists of 10,000 shares of common stock, $.01 par value per share. As of the date hereof, 1,000 shares of Yak America common stock are issued and outstanding. Except as set forth above, no shares of capital stock or other securities of Yak America are issued, reserved for issuance or outstanding.  There are no outstanding stock appreciation rights linked to the price of Yak America Capital Stock. All outstanding shares of Yak America common stock are, and all such shares that may be issued prior to the Subsequent Closing Date will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Laws, Yak America’s articles of incorporation or bylaws or any contract to which Yak America  is a party or otherwise bound.  Blackbird is the sole record and beneficial owner of all issued and outstanding shares of Yak America Capital Stock.

(f) Schedule 3.4(f) sets forth a true and complete list of the outstanding Derivative Securities of Yak America together with the number of shares of Yak America Capital Stock subject thereto and the exercise price thereof.  Except as set forth in Schedule 3.4(f), there is no outstanding Voting Debt of Yak America. Except as set forth above or in Schedule 3.4(f), as of the date of this Agreement, there are no Derivative Securities of any kind to which Yak America or any Subsidiary thereof is a party or by which any of them is bound (i) obligating Yak America or any Subsidiary thereof to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Yak America or of any Subsidiary thereof or any Voting Debt, (ii) obligating Yak America or any Subsidiary thereof to issue, grant, extend or enter into any such Derivative Security or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Yak America capital stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Yak America or any Subsidiary thereof to repurchase, redeem or otherwise acquire any shares of capital stock of Yak America or any Subsidiary thereof.

6. Amendment to Section 3.5(a) of the Original Agreement.  Section 3.5(a) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Blackbird has provided Rapid Link with draft copies of the unaudited balance sheets and statements of income and cash flow as of and for the periods ended December 31, 2008 and October 31, 2009 for Blackbird, Mr. Prepaid and Yak America.  All such draft financial statements are true and correct in all material respects and were prepared in accordance with accounting practices and procedures historically used by Blackbird, Mr. Prepaid or Yak America, as the case may be.  In order to comply with the Form 8-K financial statement requirements, Mr. Prepaid shall be able to have its financial statements audited within 75 days of the Closing, and Blackbird or Yak America, as the case may be, shall be able to have its financial statements audited within 75 days of the Subsequent Closing.

7. Amendment to Section 3.6 of the Original Agreement.  Section 3.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

3.6           Securities Laws. Blackbird is and will be at the Closing (with respect to (a), below) and the Subsequent Closing (with respect to (b), below) eligible to (a) exchange the shares of Mr. Prepaid Capital Stock into shares of Rapid Link Common Stock pursuant to the exemptions from registration under the Securities Act set forth in Regulations D or S, or similar exemption(s) promulgated under the Securities Act, and (b) contribute the shares of Yak America Capital Stock to Rapid Link pursuant to the exemptions from registration under the Securities Act set forth in Regulations D or S, or similar exemption(s) promulgated under the Securities Act.

8. Additional Amendments to Article III of the Original Agreement.  Sections 3.7 through 3.14, 3.16, 3.18, 3.19, 3.21 and 3.22 of the Original Agreement are hereby deleted in their entirety and replaced with the following:

3.7           Litigation.  Except as set forth in Schedule 3.7, there are no Actions pending or threatened to be brought by or before any Governmental Authority, against Blackbird, Mr. Prepaid or Yak America or any of their Affiliates that (i) seek to question, delay or prevent the consummation of the transactions contemplated hereby, or (ii) would reasonably be expected to affect adversely the ability of Blackbird, Mr. Prepaid or Yak America to fulfill their respective obligations hereunder.

3.8           Commissions.  Except for a commission due to Vanilla Communications, Inc., the payment of which shall be the sole responsibility of Blackbird, there is no broker or finder or other Person who has any valid claim against Rapid Link, any Subsidiary thereof, any of their respective Affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of Blackbird, Mr. Prepaid or Yak America or their respective officers, employees or agents.

3.9           Title to Assets. Except as set forth in Schedule 3.9, each of Blackbird, Mr. Prepaid and Yak America has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances except for (i) liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes or (ii) liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

3.10           Intellectual Property.

(a)            To Blackbird’s Knowledge, Blackbird, Mr. Prepaid or Yak America, as applicable, owns or possesses or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of their respective businesses as presently conducted except where the failure to hold such permission would not have a Material Adverse Effect on Blackbird, Mr. Prepaid or Yak America, as the case may be.

(b)            Except as set forth in Schedule 3.10(b), neither Blackbird, Mr. Prepaid nor Yak America has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and no director or officer (or employee with responsibility for Intellectual Property matters) of Blackbird, Mr. Prepaid or Yak America has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Blackbird, Mr. Prepaid or Yak America must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Blackbird, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Blackbird, Mr. Prepaid or Yak America.

(c)            To the Knowledge Blackbird: (A) neither Blackbird, Mr. Prepaid nor Yak America has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(d)            To the Knowledge of Blackbird, each of Blackbird, Mr. Prepaid and Yak America has taken all necessary and desirable actions to maintain and protect all of their respective Intellectual Property and will continue to maintain and protect all such Intellectual Property prior to Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Blackbird, the owners of any of the Intellectual Property licensed to Blackbird, Mr. Prepaid or Yak America have taken all necessary and desirable actions to maintain and protect the Intellectual Property covered by such license.

(e)            To the Knowledge of Blackbird, each of Blackbird, Mr. Prepaid and Yak America has complied with and are presently in compliance with all Laws applicable to any Intellectual Property and each of Blackbird, Mr. Prepaid and Yak America shall take all steps necessary to ensure such continued compliance except where such failure to comply would not cause a Material Adverse Effect to Rapid Link and its Subsidiaries.

3.11           Material Contracts.  Schedule 3.11 sets forth all material contracts to which Blackbird, Mr. Prepaid or Yak America is a party as of the date hereof. Each such material contract that is intended to be binding upon the parties thereto is legal, valid and binding on the parties thereto and enforceable in accordance with the terms thereof.  Except as set forth in Schedule 3.11, Blackbird, Mr. Prepaid or Yak America, as the case may be, has performed its obligations under each such material contract and neither Blackbird, Mr. Prepaid nor Yak America is in default under any material contract and no condition exists nor event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Blackbird, Mr. Prepaid or Yak America, as applicable, under any such material contract, except for defaults, breaches or noncompliance that could not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Blackbird, no other party to any of the material contracts has breached or is in default under any material contract.  Blackbird has delivered to Rapid Link true, correct and complete copies of each material contract and all amendments thereto and documentation or correspondence modifying the terms thereof.

3.12           Compliance with Law.

(a)           Each of Blackbird, Mr. Prepaid and Yak America is in compliance with all Laws (including, without limitation, with respect to affiliate transactions) and Governmental Orders applicable to its respective business where the failure of which could reasonably be expected to have a Material Adverse Effect, and (ii) neither Blackbird, Mr. Prepaid nor Yak America has been charged at any time with a violation of any Law or any Governmental Order relating to the conduct of its business.

(b)           Neither Blackbird, Mr. Prepaid nor Yak America, nor to the Knowledge of Blackbird, any officer, director, agent, employee or other Person associated with or acting on their behalf, has, directly or indirectly, materially violated any provision of the FCPA, and to the Knowledge of Blackbird, none of them has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Blackbird has established reasonable internal controls and procedures designed to ensure compliance with the FCPA.

3.13           Disclosure.  No representation or warranty by Blackbird contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Blackbird, Mr. Prepaid or Yak America to Rapid Link or its representatives pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

3.14           Governmental Reports.  None of the information supplied or to be supplied by Blackbird, Mr. Prepaid or Yak America for inclusion or incorporation by reference in any documents required to be filed with the SEC or any other Governmental Authority by Rapid Link or Blackbird in connection with the transactions contemplated hereunder, will, on the date of its filing, or, at the date it is first mailed to Rapid Link’s shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The documents required to be filed with the SEC or any other Governmental Authority in connection with the transactions contemplated hereunder will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, or any other applicable law, except that no representation is made by Blackbird, Mr. Prepaid or Yak America with respect to statements made or incorporated by reference therein based on information supplied by Rapid Link for inclusion or incorporation by reference therein.

3.16           No Knowledge of Breach
1.7 .  As of the date hereof, neither Blackbird, Mr. Prepaid nor Yak America has any Knowledge (a) that Rapid Link or any Rapid Link Principal Stockholder is in breach of their representations and warranties in this Agreement or (b) of any facts, events or occurrences which could cause Rapid Link or any Rapid Link Principal Stockholder to be in breach of any of their representations or warranties in this Agreement.

3.18           Environmental Matters. Except as would not reasonably be expected to be material to Blackbird and its Subsidiaries, including Mr. Prepaid and Yak America, taken as a whole:

(a)           Neither Blackbird nor any of its Subsidiaries (including Mr. Prepaid and Yak America) has disposed of, transported, stored, sold, used, released, generated, exposed its employees or others to, or distributed, manufactured, sold, transported or disposed of any product containing a Hazardous Material in violation of any Laws which prohibit, regulate or control Hazardous Materials.

(b)           No action or proceeding is pending or, to Blackbird’s Knowledge, threatened against Blackbird or any of its Subsidiaries (including Mr. Prepaid and Yak America) arising out of Laws relating to Hazardous Materials.

(c)           Neither Blackbird nor any of its Subsidiaries (including Mr. Prepaid and Yak America) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of any Laws relating to Hazardous Materials.

3.19            Insurance.  The insurance policies covering Blackbird, its Subsidiaries (including Mr. Prepaid and Yak America) or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance are set forth in Schedule 3.19.  Except as set forth in Schedule 3.19, all such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Blackbird or any of its Subsidiaries (including Mr. Prepaid and Yak America). There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.21                      Customers and Suppliers.

(a)           On the Closing Date, Blackbird will provide a list to Rapid Link of all Material Customers of Mr. Prepaid as of the Closing Date.

(b)           Neither Blackbird nor Mr. Prepaid has received any written notice that any Material Customer (i) has ceased, or will cease, to use Blackbird’s or Mr. Prepaid’s services or products, (ii) has substantially reduced or will substantially reduce, the use of services or products of Blackbird or Mr. Prepaid, or (iii) has sought, or is seeking, to reduce the price it will pay for services or products of Blackbird or Mr. Prepaid, including in each case after the consummation of the transactions contemplated hereby and, in all cases, except where such cessation or reduction could not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of Blackbird, no Material Customer has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c)           Neither Blackbird nor Mr. Prepaid has received any written notice that there has been any material adverse change in the price of any materials, supplies, merchandise or other goods or services used its business, or that any supplier with respect to the Business will not sell materials, supplies, merchandise and other goods to Blackbird or Mr. Prepaid at any time after the Closing Date on terms and conditions similar to those used in its current sales to Blackbird or Mr. Prepaid, subject to general and customary price increases. To the Knowledge of Blackbird, no supplier of Blackbird or Mr. Prepaid has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

3.22            Related Party Transactions.

(a)           Except as set forth in reasonable detail on Schedule 3.22(a), no officer, director or employee of Blackbird or Mr. Prepaid or any of their respective Affiliates, or any immediate family member of any of the foregoing, provides or causes to be provided to Blackbird or Mr. Prepaid any assets, services or real property facilities, and neither Blackbird nor Mr. Prepaid provides or causes to be provided to any such officer, director, employee or Affiliate, or any immediate family member of any of the foregoing, any assets, services or real property facilities.  Except as set forth in reasonable detail on Schedule 3.22(a), none of the Principal Blackbird Stockholders nor any of their Affiliates (other than Blackbird) has any interest of any nature in any of the assets used in connection with the operation of (or otherwise related to) the respective businesses of Blackbird or Mr. Prepaid.

(b)           Schedule 3.22(b) sets forth a true and complete list and brief description of all contracts pursuant to which the Principal Blackbird Stockholders or any of the officers, directors or employees of Blackbird or Mr. Prepaid, or their respective Affiliates or immediate family members, (i) have a pecuniary interest in any supplier, vendor or customer of Blackbird or Mr. Prepaid or any Person with which Blackbird or Mr. Prepaid is in competition (excluding shares of publicly traded stock or securities aggregating less than three percent of the outstanding shares thereof), (ii) is indebted to Blackbird or Mr. Prepaid, (iii) is a party to any non-employment related contract or transaction with Blackbird or Mr. Prepaid, or (iv) have any debts, liabilities or obligations guaranteed by Blackbird or Mr. Prepaid, or Blackbird or Mr. Prepaid is a surety or accommodation party with respect thereto.

9. Addition of Section 3.23 to the Original Agreement.  A new Section 3.23 shall be inserted at the end of Article 5 as follows:

3.23           Subsidiaries. Other than as disclosed on Schedule 3.23, there are no, and there have not been any, Persons (including any joint ventures) in which Blackbird owns, or, has owned during the past five years, of record or beneficially, any direct or indirect (through a subsidiary or otherwise) interest. There are no outstanding obligations of Blackbird or its Subsidiaries to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of an equity or debt interest (whether from the issuer or another Person) or otherwise) in, any other Person.

10. Amendment to Preamble of Section 4.2.  Mr. Prepaid shall be subject to the obligations of Section 4.2 as if it had been included in the Original Agreement.  In this regard, the preamble of Section 4.2 is hereby deleted in its entirety and replaced with the following:

Following the execution of this Agreement, Blackbird, Mr. Prepaid and Rapid Link agree as follows:

11. Amendment to Section 4.2(a) of the Original Agreement.  The following is added to the end of Section 4.2(a) of the Original Agreement:

In addition, each of the transferees of Telenational and One Ring shall generally cooperate with Blackbird and provide such information and take such other actions as Blackbird may reasonably request in connection with the transactions contemplated hereby.  Each of Mr. Prepaid and Yak America shall generally cooperate with Rapid Link and the Principal Rapid Link Stockholders and provide such information and take such other actions as either Rapid Link or the Principal Rapid Link Stockholders may reasonably request in connection with the transactions contemplated hereby.

12. Amendment to Section 4.2(c) of the Original Agreement.  The final sentence of Section 4.2(c) of the Original Agreement is hereby deleted in its entirety and replaced with the following:

In this respect, all FCC and other applicable state and local telecommunications authority applications for the approval of the transactions contemplated hereby shall be filed by the parties as promptly as practicable following the Closing Date.

13. Amendment to Section 4.3 of the Original Agreement. Section 4.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

4.3           Ownership of Mr. Prepaid Capital Stock and Yak Capital Stock.  Blackbird covenants that it currently beneficially holds and has voting control over and will hold and have voting control over 100% of the Mr. Prepaid Capital Stock at Closing and 100% of the Yak Capital Stock at the Subsequent Closing.  Blackbird shall not transfer beneficial ownership of any of the shares of Mr. Prepaid Capital Stock prior to the Closing or Yak Capital Stock prior to the Subsequent Closing.

14. Amendment to Section 4.16 of the Original Agreement. Section 4.16 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

4.16           Subordination.  Except as otherwise provided herein, the priority of security interest with respect to any outstanding loans owed by Blackbird with respect to $1.275 million of notes due to Anthony Heller or his Affiliates (“Heller Notes”), shall not be subordinate to any of the Laurus Creditors’ security interests with respect to Rapid Link following this transaction.  Notwithstanding the foregoing, Chaleo (One) Inc., an Affiliate of Charles Zwebner, shall subordinate repayment of the $3 million loan owed to it by Blackbird (“Chaleo Notes”) and priority of security interest under such loan only to the $1.25 million of senior indebtedness to be owed by Rapid Link to the Laurus Creditors in accordance with Section 5.8, below, but such loan from Chaleo (One) Inc. and priority of security interest shall not be subordinate to the $1.85 million of indebtedness to be secured by the Telenational Assets in accordance with Section 7.1(i), below.  Except as set forth in Schedule 4.16, Blackbird or any of its Subsidiaries shall have no other debt outstanding at Closing.

15. Amendment to Preamble of Article 5.  The preamble of Article 5 is hereby deleted in its entirety and replaced with the following:

The obligations of Blackbird to consummate the Share Exchange transaction at the Closing as contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

16. Amendment to Section 5.4 of the Original Agreement.  Section 5.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.4           Consents; No Objections.  Rapid Link shall have procured all Rapid Link Required Consents necessary for the consummation of the Share Exchange and all applicable legal requirements shall have been satisfied on or prior to the Closing Date.

17. Amendment to Section 5.6 of the Original Agreement.  Section 5.6 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.6           Restructuring of Indebtedness.  On or prior to the Closing Date, Rapid Link shall have obtained the reduction of the aggregate amount owing by Rapid Link under certain senior secured notes due to the Laurus Creditors to a maximum principal amount of $1,250,000 (the “Rapid Link Debt”).  Following the Closing, such Rapid Link Debt shall be secured by a security interest in the assets of Rapid Link and Mr. Prepaid subordinate to the security interest related to the Heller Notes described in Section 4.16, above.

18. Amendment to Section 5.8 of the Original Agreement.  Section 5.8 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.8           Indebtedness.  Rapid Link as of the Closing shall only be responsible for $1,250,000 of the Rapid Link Debt as a senior secured obligation of Rapid Link with 8.00% accrued interest due monthly with all remaining amounts due and payable in one balloon payment on the third anniversary of the Closing.  There shall be no other debt or liability of Rapid Link as of the Closing.  As of the Closing, Rapid Link shall have no Subsidiaries except Mr. Prepaid which shall become a Subsidiary upon the Closing.

19. Amendment to Section 5.9 of the Original Agreement.  Section 5.9 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.9           Outstanding Derivative Securities. Except for certain outstanding Derivative Securities issued to Laurus, Trident Growth Fund, L.P. (“Trident”) and Global Capital (a list of which is set forth in Schedule 1.4 hereto), all outstanding Derivative Securities including, without limitation, any such Derivative Securities held by any of the following: (i) the Principal Rapid Link Stockholders, (ii) all employees of Rapid Link and its Subsidiaries, and (iii) any other lender of Rapid Link, shall have been terminated and cancelled with no further obligation on the part of Rapid Link with respect thereto on or prior to the Closing Date.

20. Amendment to Section 5.13 of the Original Agreement.  Section 5.13 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

5.13           Spin-off of Telenational and One Ring.  Rapid Link shall provide written evidence to Blackbird that all of the issued and outstanding shares of capital stock of Telenational and One Ring have been transferred from Rapid Link to a third party controlled by one or more of the Principal Rapid Link Stockholders without recourse or liability to Rapid Link, and that Telenational and One Ring are no longer Subsidiaries of Rapid Link.

21. Certificate of Designation of Rapid Link Preferred Stock.  A new Section 5.20 shall be inserted at the end of Article 5 as follows:

5.20           Certificate of Designation of Rapid Link Preferred Stock.  The Board of Directors of Rapid Link shall have approved and filed with the Secretary of State of Delaware the Certificate of Designation of the Rapid Link Preferred Stock in the form of Exhibit D attached hereto.

22. Conduct of Business.  A new Section 5.21 shall be inserted at the end of Article 5 as follows:

5.21           Conduct of Business Prior to Closing.  Prior to the Closing Date, each of Blackbird, Mr. Prepaid and Yak America shall, and shall cause their respective Subsidiaries to (i) conduct its business in the ordinary course of business and in a reasonable and prudent manner in accordance with its past business practices under the supervision of its board of directors, (ii) not acquire, sell, dispose of or subject to any Encumbrance any of the material assets of Mr. Prepaid or Yak America, except in the ordinary course of business, (iii) maintain the tangible assets in their present condition, ordinary wear and tear excepted, (iv) not increase the compensation or benefits of any employees or independent contractors of Mr. Prepaid or Yak America (other than in the ordinary course of business), (v) not declare or pay any dividends or other distributions to the shareholders of Blackbird, (vi) not enter into any new or modify any existing material agreements other than (A) in the ordinary course of business, (B) as otherwise contemplated by this Agreement, (C) in a manner patently favorable to Mr. Prepaid or Yak America (e.g., reduction in the interest rate of a loan) or (D) with the Principal Rapid Link Stockholders’ prior written consent which may not be unreasonably withheld or delayed, (vii) use reasonable efforts to preserve its existing relations with its employees, customers, suppliers and others with whom it has a business relationship, (viii) not establish any new, or fundamentally alter any existing, employee plans, (ix) not incur any material debt, (x) not issue any additional shares of Mr. Prepaid or Yak Capital Stock or Derivative Securities, and (xi) not defer the payment of any accounts payable in a manner that varies from past practices within the last 60 days without the prior written consent of Rapid Link.

23. Filing of Annual Report on Form 10-K.  A new Section 5.21 shall be inserted at the end of Article 5 as follows:

5.21           Annual Report on Form 10-K.  Rapid Link shall have timely filed with the SEC its Annual Report on Form 10-K for the fiscal year ended October 31, 2009 and such Form 10-K shall in all material respects with applicable Legal Requirements.  All expenses associated with the preparation and filing of the Form 10-K including, without limitation, the reasonable fees and costs of Rapid Link’s independent certified public accountants and legal counsel shall have been fully paid by Rapid Link.

24. Filing of Schedule 14f-1.  A new Section 5.22 shall be inserted at the end of Article 5 as follows:

5.22           Change in Majority of Directors.  In connection with the change in the majority of the directors of Rapid Link, Rapid Link shall have filed with the SEC and mailed to each of its shareholders of record a Schedule 14f-1 not less than ten days prior to the Closing Date.

25. Amendment to Preamble of Article 6.  The preamble of Article 6 is hereby deleted in its entirety and replaced with the following:

The obligations of Rapid Link to consummate the Share Exchange transaction at the Closing as contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

26. Conditions Subsequent.  A new Article 7 shall be inserted as set forth below.  Articles 7 and 8 (and the section references therein) of the Original Agreement shall be re-numbered Articles 8 and 9, respectively.

Article 7.                      Conditions Subsequent.

7.1           Obligations of Blackbird.  The obligations of Blackbird to consummate the Subsequent Closing are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

(a)           Occurrence of Closing.  The Closing shall have occurred with respect to the Share Exchange in accordance with the provisions hereof.

(b)           Performance by New Rapid Link.  All of the covenants and agreements to be complied with and performed by New Rapid Link on or before the Subsequent Closing Date shall have been complied with or performed in all material respects unless compliance or performance with such covenants or agreements was materially affected as a result of Blackbird’s actions or inactions under the Management Agreement or any other Transaction Document.

(c)           Certificate.  New Rapid Link shall have delivered to Blackbird a certificate, dated as of the Subsequent Closing Date, to the effect that each of the conditions specified above in Section 7.2 is satisfied in all respects.

(d)           Consents; No Objections.  New Rapid Link shall have procured all Rapid Link Required Consents necessary for the consummation of the Subsequent Closing and all applicable legal requirements shall have been satisfied on or prior to the Subsequent Closing.

(e)           No Proceedings.  No Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the occurrence of the Subsequent Closing, which order, decree, ruling or other action is final and non-appealable.

(f)           Working Capital of Core Business.  At the time of the Subsequent Closing, the Core Business shall have a working capital balance greater than $0.00.  As used herein, “working capital” means the sum of cash or cash equivalents plus accounts receivable under 90 days old (whether billed or unbilled), deposits with carriers currently in use, less any accounts payable to vendors (only with respect to which the vendor contracts or accounts have been assumed by Rapid Link) then currently supplying services to the Core Business whether billed or unbilled, less any accrued liabilities of the Core Business.  The working capital number will not include the management fee due to Blackbird.

(g)           No Undisclosed Liabilities.  Except as set forth in Rapid Link’s public filings with the SEC, or as otherwise set forth in the Disclosure Schedules, there shall be no undisclosed nor contingent Liabilities of New Rapid Link.

(h)           Telenational Assets.  Laurus shall have taken all commercially reasonable steps necessary under Article 9 of the Uniform Commercial Code, or other applicable actions, to consummate the Article 9 Sale of the Telenational Assets to a Subsidiary of Rapid Link and such Telenational Assets shall be free and clear of any and all subordinate Encumbrances and subject only to the security interest in favor of Laurus as described herein.

(i)           Indebtedness.  As of the Subsequent Closing, the transferee corporation acquiring the Telenational Assets in the Article 9 Sale shall assume: (a) $1,250,000 of indebtedness to the Laurus Creditors to be secured by the Telenational Assets bearing interest at 8.00% per annum accrued and due monthly with all remaining amounts due and payable in one balloon payment on the third anniversary of the Subsequent Closing; and (b) junior indebtedness in the outstanding amount of no more than $600,000 to be secured by the Telenational Assets bearing interest at 8.00% per annum accrued and due monthly with all remaining amounts due and payable in one balloon payment on the third anniversary of the Subsequent Closing.

7.2           Obligations of New Rapid Link.  The obligations of New Rapid Link to consummate the Subsequent Closing are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Blackbird regarding Yak America contained herein shall be true and correct in all material respects at and as of the Subsequent Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement.

(b)           Occurrence of Closing.   The Closing shall have occurred with respect to the Share Exchange in accordance with the provisions hereof.

(c)           Performance by Blackbird.  All of the covenants and agreements to be complied with and performed by Blackbird and the Principal Blackbird Stockholders on or prior to the Subsequent Closing Date shall have been complied with or performed in all material respects.

(d)           Certificate.  Blackbird shall have delivered to Rapid Link a certificate, dated as of the Subsequent Closing Date, to the effect that each of the conditions specified above in Section 7.2 is satisfied in all respects.

(e)           Consents; No Objections. Blackbird shall have procured all Blackbird Required Consents, and any other Governmental Authority and other third party consents necessary for the consummation of Subsequent Closing and all applicable legal requirements shall have been satisfied.

(f)           No Proceedings.  No Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Subsequent Closing or the other transactions set forth herein, which order, decree, ruling or other action is final and non-appealable.

27. Amendment to Section 7.1 of the Original Agreement.  Newly re-numbered Section 8.1 (formerly Section 7.1 of the Original Agreement) is amended to insert a new Section 8.1(d) as follows:

(d)           Following the Closing, this Agreement may be terminated by either party if the Subsequent Closing has not occurred on or prior to June 30, 2010, or, earlier than June 30, 2010, if any of the conditions subsequent set forth in Article 7 have not been satisfied or become incapable of being satisfied, so long as the terminating party has used its commercially reasonable efforts to complete the Subsequent Closing transaction.

28. Management Agreement.  Upon the execution of this Amendment, New Rapid Link shall execute a joinder agreeing to be bound by the terms and conditions of the Management Agreement.

29. Miscellaneous.

(a) The Original Agreement is reaffirmed and ratified in all respects, except as expressly provided herein.  Further, Apex Acquisitions, Inc. is executing this Amendment solely to reaffirm the Original Agreement and it shall not be subject to any additional obligations or liabilities by virtue of this Amendment.

(b) Certain Schedules to the Original Agreement are hereby amended and restated and attached hereto.

(c) The parties’ representations and warranties contained in the Original Agreement are true and correct in all respects on and as of the date hereof, as though made on and as of such date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case such representation or warranty is true and correct in all respects on and as of such earlier date.  Each party has performed all covenants and agreements required to be performed pursuant to the Original Agreement in all respects on and as of the date hereof and as of the date hereof there exists no violation or default (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default) under the Original Agreement.

(d) In the event of any conflict between the terms or provisions of this Amendment and the Original Agreement, then this Amendment shall prevail in all respects.  Otherwise, the provisions of the Original Agreement shall remain in full force and effect.

(e) The parties shall execute and deliver any other instruments or documents and take any further actions after the execution of this Amendment, which may be reasonably required for the implementation of this Amendment and the transactions contemplated hereby.

(f) Each party shall bear its own costs, including attorney’s fees, incurred in the negotiation of this Amendment and consummation of the transactions contemplated herein and the corporate proceedings in contemplation hereof.

(g) This Amendment may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed to constitute one and the same agreement.  A facsimile or PDF copy of a signature shall be deemed an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BLACKBIRD CORPORATION, a Florida corporation

By:
Name:
Title:

MR. PREPAID, INC., a Florida corporation

By:
Name:
Title:

RAPID LINK, INCORPORATED, a Delaware corporation

By:
Name:
Title:

PRINCIPAL BLACKBIRD STOCKHOLDERS
(severally but not jointly, solely for purposes of the applicable provisions of Sections 1.6(g), 1.7, 4.2, 4.4, 4.7 and 4.16  of the
 Original Agreement, as amended hereby)

By:
               Charles J. Zwebner

By:
               David Stier

By:
               Valerie Ferraro

PRINCIPAL RAPID LINK STOCKHOLDERS

(severally but not jointly, solely for purposes of the applicable provisions of Sections 1.4(a)(i), 1.5, 1.6(g), 1.7, 4.2, 4.4, 4.7,
5.9(i), 5.11, 5.12, 5.17 and 7.2 of the Original Agreement, as
amended hereby)

Apex Acquisitions, Inc.

By:
Name:
Title:

By:
John A. Jenkins, individually and on
behalf of New Rapid Link